Exhibit 10.4

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into by and between Cano Petroleum Inc., a Delaware corporation with its principal executive offices in Fort Worth, Texas (the “Company”), and James K. Teringo, Jr., an individual currently residing in Dallas County, Texas (“Employee”), effective as of the 1st day of January, 2006 (the “Amendment Effective Date”).

WHEREAS, the Company and Employee entered into that certain Employment Agreement dated as of July 11, 2005 (the “Agreement”); and

WHEREAS, the Company and Employee now desire to amend, alter, modify and change the terms and provisions of the Agreement, as follows.

NOW THEREFORE, for and in consideration of the mutual benefits to be obtained hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Company and Employee do hereby agree to amend, alter, modify and change the Agreement, effective prospectively, as of the Amendment Effective Date as follows:

1.             Section 4. (a) and Section 4. (b) Compensation. shall be deleted in their entirety and the following substituted in place and in lieu thereof:

4.             Compensation.

(a)           Salary:  The Company shall pay Vice President for his services, a base salary, on an annualized basis, of $120,000.00 (One Hundred Twenty Thousand Dollars) per annum for the period from the Effective Date through December 31, 2005 and a base salary, on an annualized basis, of $200,000.00 (Two Hundred Thousand Dollars) per annum for the period beginning on January 1, 2006, which salary shall be payable by the Company in substantially equal installments on the Company’s normal payroll dates.  All applicable taxes on the base salary will be withheld in accordance with applicable federal, state and local taxation guidelines.

(b)           Bonus: In addition to the base salary described in paragraph 4(a) above, Vice President shall be eligible for periodic cash bonuses in an amount up to 100% of the then base salary and/or stock bonuses at the sole discretion of the Board.

2.             At the end of the first sentence of Section 12, the following shall be added:

“and three times the sum of prior year bonuses paid to the Vice President and shall continue to provide to Vice President, Vice President’s spouse and dependents, for a period of three years after such termination or resignation, the right to participate in any health and dental plans that the Company may maintain for its employees, on the same basis as participation by such employees.

Except as specifically amended, altered, modified and changed hereby, the Agreement remains in full force and effect as originally written.

Signatures

To evidence the binding effect of the covenants and agreements described above, the parties hereto have executed this Amendment effective as of the date first above written.

THE COMPANY:

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
S. Jeffrey Johnson
Chairman and Chief Executive Officer

EMPLOYEE:

/s/ James K. Teringo, Jr.
James K. Teringo, Jr.